Exhibit 18

April 16, 2007

REX Stores Corporation
2875 Needmore Road
Dayton, Ohio 45414

Dear Sirs/Madams:

We have audited the consolidated financial statements of REX Stores Corporation as of January 31, 2007 and 2006, and for each of the three years in the period ended January 31, 2007, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated April 16, 2007, which expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payments. Note 2 to such consolidated financial statements contains a description of your adoption during the year ended January 31, 2007 of the change in the method of accounting from the lower of cost or market using the last-in, first-out method to the lower of cost or market using the first-in, first-out method for certain inventory. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

Deloitte & Touche LLP

Cincinnati, Ohio